Exhibit 10.9
PERFORMANCE STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE
SHAKE SHACK INC.
2025 INCENTIVE AWARD PLAN

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), effective as of __________, by and between Shake Shack Inc., a Delaware corporation (the “Company”), and __________ (“Participant”).   Capitalized terms in this Agreement that are not defined shall have the meaning set forth in the Shake Shack Inc. 2025 Incentive Award Plan (the “Plan”).

WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (“Board”) or such other committee or subcommittee appointed from time to time by the Board (the “Committee”);

WHEREAS, Section 9.1 of the Plan authorizes the Committee to grant Performance Awards to Employees in order to retain and incentivize such individuals;

WHEREAS, Sections 2.39 and 9.1 of the Plan provide that Performance Awards include performance stock unit awards (“Performance Stock Units”) that are payable in Restricted Stock Units representing the right to receive shares of Common Stock of the Company (“Restricted Stock Units”);

WHEREAS, the Committee wishes to grant awards of Performance Stock Units that issue into Restricted Stock Units based on the achievement of specified Performance Goals (as defined in each Award Supplement (defined below) based on certain Performance Criteria (as set forth in each Award Supplement) during a certain Performance Period (as defined in each Award Supplement) to selected Employees in accordance with the Plan;

WHEREAS, the Committee wishes to authorize the issuance of such Restricted Stock Units upon the settlement of the Performance Stock Units, which Restricted Stock Units shall vest based on Participant’s continued service over a certain time period (as set forth in each Award Supplement), with a certain number of the Restricted Stock Units vesting on each Vesting Date (defined in each Award Supplement); and

WHEREAS, the Committee has designated Participant as an Employee eligible to receive an award of Performance Stock Units under the Plan pursuant to the terms and conditions of the Plan, this Agreement and each Award Supplement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Performance Stock Unit Awards.  For any Performance Stock Unit awards made to the Participant pursuant to Section 9.1 of the Plan, this Agreement, the Plan and each applicable Award Supplement will govern.  Each Performance Stock Unit award will be evidenced by a Supplement to Performance Stock Unit Award Agreement, to be attached to this Agreement from time to time (each, an “Award Supplement”).  Each Award Supplement will indicate the number of Units (defined below) awarded to the Participant, the Vesting Date, the Performance Criteria, the Performance Goals, the Performance Period, and any additional restrictions that are applicable to each such Performance Stock Unit award.

2.               Award Grant. Subject to the restrictions and other conditions set forth in the Plan, this Agreement, and each Award Supplement, the Committee, on the applicable Award Date (defined in each Award Supplement), shall authorize the grant of a certain number of Performance Stock Units to Participant (the “Units”), which may issue into Restricted Stock Units upon settlement of the Units following the expiration of the applicable Performance Period based on the Company’s determination and certification of the extent to which the applicable Performance Goals have been achieved with respect to such applicable Performance Period.  The actual number of Restricted Stock Units that is issued and awarded to Participant in accordance with Section 3 and each Award Supplement is hereinafter referred to as the “Issued Restricted Stock Units.”  The Issued Restricted Stock Units will become vested and payable in accordance with Section 3 hereof and each Award Supplement. As set forth in each Award Supplement, the number of Units that will become Issued Restricted Stock Units may be increased or decreased, as applicable, based upon the Company’s determination and certification of the achievement of the Performance Goals with respect to the Performance Period.

3.               Issuance and Vesting of Restricted Stock Units.

(a)             Issuance. Subject to Section 3(b) below, following the completion of the Performance Period, the Restricted Stock Units, if any, shall issue and be awarded on the date on which the Company determines and certifies the extent to which the Performance Goals have been achieved during the Performance Period (each such date, the “RSU Issuance Date”).  The Committee’s determination and certification of the number of Units that will become Issued Restricted Stock Units pursuant to this Section 3 and each Award Supplement shall be final and binding on Participant. The portion of the Units, if any, that does not become Issued Restricted Stock Units in accordance with this Section 3(a) and each Award Supplement shall be automatically forfeited in its entirety on the RSU Issuance Date.  Consistent with the definition of “Termination of Service” set forth in Section 2.58 of the Plan, a Termination of Service shall not be deemed to occur hereunder until the later of (x) the date of Participant’s termination of employment with the Company and its Affiliates or (y) the termination of any period during which Participant provides consulting services to the Company or its Affiliates.  Except as provided in Section

3(b) and except as may be provided in an employment letter or agreement or other contractual arrangement between Participant and the Company, if Participant experiences a Termination of Service for any reason whatsoever prior to the RSU Issuance Date, 100% of Participant’s Units shall be immediately forfeited and Participant shall not be entitled to receive any Issued Restricted Stock Units pursuant to this Section 3(a) or the applicable Award Supplement.

(b)            Vesting. The Issued Restricted Stock Units shall vest on each Vesting Date in accordance with the vesting conditions set forth in each Award Supplement.

Notwithstanding the foregoing, if Participant incurs a Termination of Service due to death or Disability prior to the RSU Issuance Date, Participant shall be eligible to receive on the first Vesting Date a pro-rata portion of the first tranche of the Issued Restricted Stock Units Participant would have been eligible to receive, the number of which shall be pro-rated based on the portion of the Performance Period during which Participant was employed.

For purposes of this Agreement, “Disability” shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(c)             Except as provided in Section 3(b) or except as may be provided in an employment letter or agreement or other contractual arrangement between the Company and Participant, there shall be no proportionate or partial vesting of the Issued Restricted Stock Units prior to the Vesting Dates.

(d)            If all or a portion of the Issued Restricted Stock Units is not vested on the date of Participant’s Termination of Service, the unvested portion of the Issued Restricted Stock Units shall be automatically forfeited in its entirety as of the date of such Termination of Service.

4.               Payment. Subject to the terms of this Agreement and the Plan, Participant shall receive one share of Common Stock with respect to each vested Issued Restricted Stock Unit within thirty (30) days of the applicable Vesting Date (such date, the “Payment Date”).

5.               Dividend Equivalents.  Cash dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to the each Issued Restricted Stock Unit awarded to Participant, provided, that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest.  Participant’s right to receive any such cash dividends shall vest if and when the related Issued Restricted Stock Unit vests, and such cash dividends shall be paid in cash to Participant if and when the related Issued Restricted Stock Unit is paid to Participant.  Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to each Issued Restricted Stock Unit awarded to Participant.  Participant’s right to receive any such stock dividends shall vest if and when the related Issued Restricted Stock Unit vests, and such stock dividends shall be paid in stock to Participant if and when the related Issued Restricted Stock Unit is paid to Participant.

6.               Rights as a Stockholder.  Participant shall have no rights as a stockholder with respect to any Units, Issued Restricted Stock Units or shares of Common Stock subject to the Issued Restricted Stock Units unless and until Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement or the Plan.

7.               Restrictions on Transfer.  The Units and the Issued Restricted Stock Units, and any part thereof, may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

8.               Plan Provisions Control.  This Agreement and each Award Supplement are subject to all the terms, conditions and provisions of the Plan, including any amendments thereto, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee or the Company, and as may be in effect from time to time.  The Plan is incorporated herein and into each Award Supplement by reference.  If and to the extent that this Agreement or each Award Supplement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement and each Award Supplement shall be deemed to be modified accordingly.  This Agreement and each Award Supplement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and Participant with respect to the subject matter hereof.

9.               Legend.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement.  Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of Participant in order to carry out the provisions of this Section 9.

10.           Not a Contract of Employment.  Nothing in this Agreement, each Award Supplement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

11.           Transfer of Personal Data.  Participant authorizes, agrees and unambiguously consents to the transmission by the Company of any personal data information related to the Units, for legitimate business purposes (including, without limitation, the administration of the Plan) out of Participant’s home country and including to countries with less data protection than the data protection provided by Participant’s home country.  This authorization/consent is freely given by Participant.

12.           Withholding Taxes.  The Company shall, with respect to any taxable event concerning Participant as a result of the Plan or this Agreement, deduct any Federal, state, local or foreign taxes required by law to be withheld by reducing the number of shares of Common Stock otherwise deliverable.  Any fraction of a share of Common Stock required to satisfy such tax obligations shall also be reduced.

13.           Section 409A of the Code.  Although the Company does not guarantee the tax treatment of any payments under this Agreement or each Award Supplement, the intent of the parties is that payments under this Agreement and each Award Supplement be exempt from, or comply with, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement and each Award Supplement shall be interpreted in accordance with the foregoing.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.  The Units and the Issued Restricted Stock Units are intended to be subject to the terms and conditions of the Plan with respect to Section 409A of the Code.  Whenever a payment under this Agreement or each Award Supplement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

14.           Administration.  The Administrator shall have the power to interpret the Plan, this Agreement and each Award Supplement and to adopt such rules for the administration, interpretation and application of the Plan, this Agreement and each Award Supplement as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons.  To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, this Agreement or each Award Supplement.

15.           Adjustments.  The Administrator may accelerate the vesting of all or a portion of the Issued Restricted Stock Units in such circumstances as it, in its sole discretion, may determine.  In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 13.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator may make such adjustments as the Administrator deems appropriate in the number of shares of Common Stock subject to the Units and the kind of securities that may be issued upon settlement.   Participant acknowledges that the Units are subject to adjustment, modification and termination in certain events as provided in this Agreement, each Award Supplement and the Plan, including Section 13.2 of the Plan.

16.           Successors and Assigns.  The Company may assign any of its rights under this Agreement and each Award Supplement to single or multiple assignees, and this Agreement and each Award Supplement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in Section 7 and the Plan, this Agreement and each Award Supplement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17.           Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement and each Award Supplement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor.

18.           Counterparts.  This Agreement and each Award Supplement may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

19.           Entire Agreement.  The Plan, this Agreement and each Award Supplement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

20.           Agreement Severable.  In the event that any provision of this Agreement or any Award Supplement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement or any Award Supplement.

21.           Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 21, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

22.           Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Units or Issued Restricted Stock Units in any material way without the prior written consent of Participant.

23.           Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, this Agreement or any Award Supplement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement, each Award Supplement, the Units and the Issued Restricted Stock Units shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

24.           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

25.           Governing Law.   The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and each Award Supplement regardless of the law that might be applied under principles of conflicts of laws.

26.           Conformity to Securities Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Units are awarded and may be settled, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

NO ACQUIRED RIGHTS.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF PERFORMANCE STOCK UNITS AND ISSUED RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT AND EACH AWARD SUPPLEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE PERFORMANCE STOCK UNITS OR ISSUED RESTRICTED STOCK UNITS AWARDED HEREUNDER AND UNDER EACH AWARD SUPPLEMENT) GIVE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, this Agreement, each Award Supplement and all applicable laws and regulations.  This Agreement may be electronically accepted by Participant.

SHAKE SHACK INC.

By: __________
Ronald Palmese
Chief Legal Officer

PARTICIPANT

By:__________
Name: __________

FORM OF SUPPLEMENT TO
PERFORMANCE STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE SHAKE SHACK INC.
2025 INCENTIVE AWARD PLAN

Name of Participant: __________
Effective Date of Award: __________ (the “Award Date”)
Number of Performance Stock Units: __________

Dear Participant:
This letter constitutes an “Award Supplement” referred to in that certain Performance Stock Unit Award Agreement, effective as of __________ (the “Performance Stock Unit Award Agreement”), between Shake Shack Inc. and you.  You are hereby notified that the Company has awarded to you the Performance Stock Units indicated above (the “Performance Stock Units”).  The Performance Stock Unit is awarded to you pursuant to and subject to the terms and conditions of (1) the Shake Shack Inc. 2025 Incentive Plan (the “Plan”), (2) the Performance Stock Unit Award Agreement and (3) this Award Supplement.  Capitalized terms in this Award Supplement that are not defined shall have the meaning set forth in the Plan.
The Performance Stock Units will issue into Restricted Stock Units based on the achievement of specified Performance Goals indicated below based on certain Performance Criteria indicated below during the performance period measured from December 26, 2024 through December 29, 2027 (the “Performance Period”) and in accordance with the terms of the Plan.
The percentage of Participant’s Units that will become Issued Restricted Stock Units on the RSU Issuance Date will be determined based upon the Company’s achievement of specified targets for certain Performance Criteria (such performance targets, the “Performance Goals”), provided, that, except as provided in the Performance Stock Unit Award Agreement, Participant has not had a Termination of Service for any reason at any time prior to or on the last day of the Performance Period.  The number of Participant’s Units eligible to become Issued Restricted Stock Units based upon the Company’s achievement of each of the Performance Goals indicated below will be based on the weight assigned to each such Performance Goal as indicated below.
For purposes of the Performance Stock Unit Award Agreement and this Award Supplement, “Total Revenue” and “Adjusted EBITDA” as Performance Criteria are defined as follows:
“Total Revenue” shall mean: revenue, inclusive of revenue from Company-owned operations and licensing revenue from international and domestic licensed operations.
“Adjusted EBITDA” shall mean: net income before deducting: (A) interest, (B) taxes, (C) depreciation and (D) amortization, and excluding certain non-cash and other items not considered in the Company’s evaluation of ongoing operating performance, including equity-based compensation expense, non-cash deferred rent charges, executive transition costs and certain non-recurring charges.  Adjusted EBITDA performance is calculated excluding all performance-based bonuses.

As soon as reasonably practicable following the completion of the Performance Period, the Committee shall determine and certify the extent to which the Performance Goals have been achieved, and, based on such determination and certification, shall determine the number of Units that will become Issued Restricted Stock Units in accordance with the issuance chart below.  Based on the issuance chart below, the percentage of target of each of the Performance Goals, as applicable, achieved by the Company during the Performance Period will determine the percentage of Participant’s Units that will become Issued Restricted Stock Units in accordance with Section 3(a) of the Performance Stock Unit Award Agreement. For the avoidance of doubt, a rating in between any percentage of target for each of the Performance Goals set forth below will result in a proportionate number of Units granted to the Participant with respect to such Performance Goal(s) becoming Issued Restricted Stock Units on the RSU Issuance Date.

PSU Performance Goals and Payout
Cumulative Revenue 50%		Cumulative Adjusted EBITDA 50%
Target: $4,988,000,000		Target: $807,000,000
Performance as % of Target	Payout as % of Target RSUs	Performance as % of Target	Payout as % of Target RSUs
90%	0%	90%	0%
91%	10%	91%	10%
92%	20%	92%	20%
93%	30%	93%	30%
94%	40%	94%	40%
95%	50%	95%	50%
96%	60%	96%	60%
97%	70%	97%	70%
98%	80%	98%	80%
99%	90%	99%	90%
100%	100%	100%	100%
101%	105%	101%	105%
102%	110%	102%	110%
103%	115%	103%	115%
104%	120%	104%	120%
105%	125%	105%	125%
106%	130%	106%	130%
107%	135%	107%	135%
108%	140%	108%	140%
109%	145%	109%	145%
110%	150%	110%	150%
111%	155%	111%	155%
112%	160%	112%	160%
113%	165%	113%	165%

114%	170%	114%	170%
115%	175%	115%	175%
116%	180%	116%	180%
117%	185%	117%	185%
118%	190%	118%	190%
119%	195%	119%	195%
120%	200%	120%	200%
The Issued Restricted Stock Units shall vest on the earliest of the following dates occurring on or after the RSU Issuance Date (each, a “Vesting Date”): (i) Participant’s death; (ii) Participant’s Disability; or (iii) March 1, 2028, provided, that Participant has not had a Termination of Service at any time prior to the applicable Vesting Date, and provided further, that the foregoing shall be subject to any additional vesting rights granted to Participant by the Company pursuant to an employment letter or agreement or other contractual arrangement between the Company and Participant:

Vesting Date	Target Number of Issued Restricted Stock Units Vesting
March 1, 2028 (upon completion of 3-year performance period)	[Insert # of RSUs vesting] (100%)

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, this Award Supplement and all applicable laws and regulations.  This Award Supplement may be electronically accepted by Participant.

SHAKE SHACK INC.

By: __________
Ronald Palmese
Chief Legal Officer

PARTICIPANT

By:__________
Name: __________